TRANSATLANTIC HOLDINGS, INC. AND SUBSIDIARIES      Exhibit 11.1
                 STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
                                   (Unaudited)

                                  Three Months Ended  Nine Months Ended
                                     September 30,      September 30,
                                     1997     1996     1997      1996
                                   -------  -------  --------  --------

                                (in thousands, except per common share data)
Weighted average common shares
 outstanding used in the
 computation of per common
 share earnings:
 Common shares issued (a)           33,751   33,693    33,742    33,662
 Common shares in treasury             800      800       800       800
                                   -------  -------  --------  --------

Weighted average common shares
 outstanding (b)                    34,551   34,493    34,542    34,462
                                   =======  =======  ========  ========

Net income (applicable to
 common stock)                     $47,956  $39,561  $132,721  $113,550
                                   =======  =======  ========  ========

Net income per common share (b)    $  1.39  $  1.14  $   3.84  $   3.29
                                   =======  =======  ========  ========

(a)   All share information reflects a 3-for-2 split of the common stock, paid
      July 18, 1997.

(b)   The effect of all other common stock equivalents is not significant;
      therefore, this information is not presented.

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